Exhibit 10.1

Letter of Intent: FPA-CZ Executive Clinic (name subject to change)

Joint Venture by US Flagship Patient Advocates and China Beijing Chengzhi Health Consultation

Joint Venture Partner A: Flagship Patient Advocates or "FPA"

Partner B: Beijing Chengzhi Health Consulting INC, "CZ"

Name of the Joint Venture Company:  FPA-CZ Executive Clinic

Background:

Beijing Chengzhi Health Consulting INC had an initial investment of 8 million RMB (from four partners). The current CZ consists of 19 physicians, 16 nurses, 23 in management, marketing and sales. The current value of the assets of CZ is close to its initial investment and the actual value will be known after the completion of inventory and evaluation process. In the year 2005, there were 5,932 check ups, the total revenue was 1,470,000 RMB; net profit: -4,539,515 RMB). For the first two quarters of 2006, the number of check ups is _____, total revenue is _______ RMB, net profit: ________ RMB).

Chairman: Dong Xu

Operation problems:

CZ initially targeted the middle- and upper-class clients in the market, the clinic itself has not completely built up its overall healthcare platform yet - in 2005, its main business consisted of only check ups without other supporting health services. Personal check ups for the wealthy made up only 2.3 percent of the total revenue; while employees of local enterprises-the middle class- contributed to the other 97.7 percent.

Flagship Patient Advocates is a physician-founded, membership-based, private medical group dedicated to the highest level of support service, whether you are at home or traveling. FPA offers the most prominent physician specialists to its members, as well as personalized advocacy for physician referral and emergency support needs, all linked by a sophisticated information-management system.

FPA's physician network and patient services have already covered 50 states in the US mainland, as well as Europe, the Caribbeans, and South America. It has developed its network to India, Singapore, Thailand and Hong Kong; it will continue expanding into the Asia market with its main focus on China. FPA is working everyday to expand its international coverage. FPA's parent Company is Patients and Physician Inc. FPA's four largest shareholders are Fred Nazem, Dr. Steve O'Brien, Everett LLC., and Laurus Master Fund.

Chairman and CEO: Fred Nazem

President and legal counsel: John Flood

Content of the Joint Venture Letter of Intent:

FPA-CZ Executive Clinic: CZ and FPA have reached an agreement establishing a new Joint Venture Entity.

FPA will provide novel healthcare concepts, technology, products, management structure, and access to its US Flagship Physician network with a total capital investment of $1 million in cash. In exchange for this investment, FPA shall own no less than 51% of the total equity of the New Joint Venture Company. CZ will continue to provide facility renovation and maintenance; market development and governmental relations et al to own up to 49% of the total equity of the new Joint Venture company (will be finalized after inventory and assets evaluation).

The Goal:  Introduce FPA Healthcare concept into Chinese healthcare market and build up the highest level of wellness platform to provide the best healthcare service to its members.

The Market:  Corporate Executives and employees, local government agency and university employees, Flagship members and international and domestic travelers.

Focus: Physical check up, dental services, Medical Screening, Consultation and physician referral and access to the top medical centers, and later emergency and trauma centers.

Joint Effort:

1.	Build up national-class physician network in China;
2.	Service to be provided:
a.	Annual physical check ups and Dental clinic.
b.	Medvault Implementation.
c.	Provide wellness consultation and disease management.
d.	Provide FPA membership services (see appendix I).
e.	Offer physician referrals to those need to be treated in top medical centers domestic and abroad.
f.
FPA provides novel healthcare concepts, technology, products, management structure, access to its US Flagship Physician network et al, CZ provides facility maintenance, market development and governmental relations et al (will be further discussed).

3.	FPA would own no less than 51% of the ownership (will be adjusted based on evaluation of total assets);
4.	The physician network will hold 10% of the ownership (each party surrenders 5% respectively);
5.	The executive management will hold 10% of the stock (each party surrenders 5% respectively);
6.	The Board: consisting of 5 members, FPA would elect 3 members, and CZ would elect 2 members;
7.	FPA recommends an accountant, CZ recommends a cashier, and the board will appoint a financial controller;
8.	Location: Tsinghua Science Park chuangxin building B tower, Beijing;

9.	Time frame for expansion while continue the current operation:
a.	7/31/2006, upon signing the LOI, FPA commits expenses for Joint Venture legalization.
b.
8/30/2006, business expansion plans for FPA-CZ Clinic. Finish Budget and Proforma, continue preparation work for company registration and licensing; study all related regulations, taxation, central and local policies and supplemental policies and regulations et al, continue physician network development.

c.	9/30/2006, complete registration, licensing, and all related legal processes.
d.	9/30/2006, Get ready for Medvault installation and language conversion portal.
e.	10/30/2006, finalize initial services and operational model, start Medvault adoption (English & Chinese version).
f.	11/1/2006, testing period for whole system.

The affairs which are not described in this letter of intent should be further negotiated between CZ and FPA.

This is a binding letter of intent which reflects the intention of CZ and FPA and creates rights and obligations on the part of the parties hereto.

Fred Nazem, Chairman and CEO, Flagship Patient Advocates, New York, NY

Signature: /s/ Fred Nazem ,	Date: August 7, 2006

Dong Xu, Chairman, China Beijing Chengzhi Health Consultation

Signature: /s/ Dong Xu ,	Date: August 7, 2006

Appendix I: FPA is a company of patient advocates, empowered by a host of unique clinical services coupled with a global network of renowned physician specialists. FPA's aim is to give its Members "Clinical Insurance," not the typical health insurance that revolves around money and financial insurance. With one phone call from anywhere at anytime, our Members can enjoy unique privileges that include:

•
An immediate response by the company's own in-house MedCierge™ advocacy team-including doctors and registered nurses who attend personally and carefully to every Member who needs referrals to specialists.

•	A thorough assessment and evaluation by an FPA Advocate of a Member's specific concerns as part of the process to direct needed clinical and other healthcare services.

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An Advocate securing a priority appointment for the Member with a physician from Medical SpeciaList™-FPA's own network of physician specialists whose practice expertise best matches the Member's clinical needs.

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Additional services of special interest to frequent travelers provided by FPA's special 24/7 units such as MedEmergentCare™ and MedTrauma for emergency hospitalization, and a global air evacuation and transport service.

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A secure, personal electronic health record, My MedVault™, for Members to record, store and manage their health information. MedVault works synergistically with all FPA services as a Lifetime Personal Health Record and a Personalized Emergency Health Record.